Exhibit 99.1
(Incorporated in Bermuda with limited liability)
PRESS RELEASE
APT Satellite announces filing of Form 15F
to terminate SEC Registration and Reporting Obligations
HONG KONG — September 16, 2009 — APT Satellite Holdings Limited (“APT”) announced it has filed today a Form 15F with the United States Securities and Exchange Commission (“SEC”) to voluntarily terminate the registration of its American Depositary Shares under Section 12(g) as well as its reporting obligations under Sections 13(a) and 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to Rule 12h-6 under the Exchange Act, the SEC permits a foreign private issuer to terminate the registration of a class of securities under Section 12(g) of the Exchange Act if it meets certain requirements. Upon the filing of the Form 15F, the Company’s reporting obligations under the Exchange Act were suspended immediately and they will terminate no more than 90 days after the filing, barring any objections from the SEC.
APT decided to terminate the registration in order to reduce the relatively high costs and administrative expenses associated with meeting SEC reporting requirements under the Exchange Act, which are in addition to the Company’s reporting obligations in Hong Kong.
APT’s ordinary shares will continue to be listed and traded on The Stock Exchange of Hong Kong Limited (“HKEx”). As a HKEx listed reporting issuer, APT will continue to file disclosure documents with the applicable Hong Kong securities regulators.
Media inquiries:
APT Satellite Holdings Limited
Name: Dr. Brian Lo
Tel: +852 2600 2336
Mobile: +852 9185 2239
Fax: +852 2522 0419
Email: brianlo@apstar.com
Website: www.apstar.com